AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 18th day of August, 2006, to the Fund Administration Servicing Agreement, dated as of June 8, 2006 (the "Agreement"), is entered by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Administration Servicing Agreement; and

WHEREAS, the parties desire to amend said Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following:

Exhibit A, the fee schedule of Al Frank Asset Management, Inc., is hereby superseded and replaced with the fee schedule attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy
Name: Douglas G. Hess	Name: Michael R. McVoy
Title: Treasurer	Title: Senior Vice President

Exhibit A
to the
AST Fund Administration Servicing Agreement

Al Frank Asset Management, Inc.

Name of Series	Date Added
The Al Frank Fund	11/18/2002
The Al Frank Dividend Value Fund	09/30/2004

For the services rendered by USBFS under this Agreement, the Fund(s) listed herein shall pay USBFS compensation as set forth in the Fee Schedule below:

FUND ADMINISTRATION & COMPLIANCE SERVICES ANNUAL FEE SCHEDULE EFFECTIVE: 9/9/2004
Al Frank Fund

Annual fee based upon assets per fund*
♦ [___] basis points on the first $[___] million
♦ [___] basis points on the next $[___] million
♦ [___] basis points on the next $[___] million
♦ [___] basis points on the balance
♦
Minimum annual fee:  $[___] per fund

Extraordinary services – quoted separately

Multiple Classes – Additional $[___] per year per class.
Al Frank Dividend Value Fund

Annual fee based upon assets per fund*
♦ [___] basis points on the first $[___] million
♦ [___] basis points on the next $[___] million
♦ [___] basis points on the next $[___] million
♦ [___] basis points on the balance
♦
♦ Minimum annual fee:  $[___] per fund

Extraordinary services – quoted separately

Multiple Classes – Additional $[___] per year per class.

Fees are billed monthly

* Subject to CPI increase, Milwaukee MSA.

Plus Out-of-Pocket Expenses – Including but not limited to postage, stationery, programming, special reports, daily compliance testing systems expenses, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filings fees, certain insurance premiums, expense from board of directors meetings, SEC 15c Reporting, auditing and legal expenses, conversion expenses (if necessary), and all other out-of-pocket expenses.

Additional Services – Above pricing is for standard services.  Available but not included above are the following services – multiple classes, legal administration, Advisor Information Source data delivery, daily fund compliance testing, daily pre and post performance reporting.